AGREEMENT TO MODIFY SEVERANCE BENEFITS

This Agreement to Modify Severance Benefits (this “Modification Agreement”) is entered into as of this 16th day of December, 2010, by and between Pacific Trust Bank (the “Bank”) and       (the “Employee”).

WHEREAS, the Bank and the Employee are party to a Change in Control Severance Agreement, dated as of August 22, 2002 (the “Severance Agreement”), which provides for the payment of severance benefits to the Employee in the event the Employee’s employment with the Bank terminates following a “Change in Control” (as defined in the Severance Agreement);

WHEREAS, on November 1, 2010 (the “Closing Date”), First PacTrust Bancorp, Inc., the parent holding company of the Bank (the “Company”), completed a private placement of its securities (the “Private Placement”), which resulted in the Company’s receipt of aggregate gross proceeds of $60.0 million;

WHEREAS, for the purpose of inducing the Employee to remain in the employ of the Bank following the Closing Date, the subscription agreements between the Company and the Private Placement investors (the “Subscription Agreements”) provide that, as promptly as practicable after the Company has repurchased the outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), which the Company issued to the U.S. Department of the Treasury pursuant to the TARP Capital Purchase Program, the Bank must use reasonable best efforts to enter in an agreement with the Employee providing for the Bank to pay to the Employee one-half of the amount that would have been due to the Employee pursuant to the Severance Agreement had the Private Placement constituted a Change in Control and the employment of the Employee ceased (other than as a result of a “Termination for Cause,” as defined in the Severance Agreement), with the balance of such amount payable if the employment of the Employee actually ceases within three years after the Closing Date;

WHEREAS, on December 15, 2010, the Company repurchased the outstanding shares of the Series A Preferred Stock; and

WHEREAS, the Bank and the Employee now wish to modify the severance benefits under the Severance Agreement in the manner contemplated by the Subscription Agreements.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Bank agree as follows:

1. Modification of Severance Agreement Benefits.

(a) Lump Sum Cash Payments. On or as soon as practicable after the date of this Modification Agreement, the Bank shall pay to the Employee a lump sum amount in cash of $      (the “Retention Payment”), such amount representing one-half of      % of the Employee’s “base amount,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). In the event the Employee’s employment with the Bank is terminated on or before November 1, 2013, other than a Termination for Cause, the Bank shall, within 25 business days thereafter, pay to the Employee an additional lump sum amount in cash (the “Termination Payment”) equal to one-half of      % of the Employee’s then-“base amount,” as defined in Section 280G the Code. It is understood that because the Employee’s “base amounts” at the time of the Retention Payment and the time the Employee becomes entitled to the Termination Payment may differ, the amounts of the Retention Payment and the Termination Payment may also differ. The Retention Payment and, if paid, the Termination Payment shall be reduced for any required tax or other applicable withholdings. [Percentage in first and second sentence is 299% in the case of Hans R. Ganz, 200% in the case of James P. Sheehy, Melanie M. Yaptangco and Regan J. Lauer and 100% in the case of the two other officers of the Bank who have entered into this agreement with the Bank.]

The Retention Payment and the Termination Payment shall, to the extent paid, be in lieu of, and not in addition to, the lump sum amount to which the Employee might otherwise be entitled under clause (1) of Section 3(a) of the Severance Agreement in the event of a Change in Control during the term of the Severance Agreement (the “Change in Control Payment”). For purposes of clarification: (A) if (i) the Employee receives the Retention Payment but does not become entitled to the Termination Payment prior to November 1, 2013 and (ii) after November 1, 2013, the Employee becomes entitled to receive the Change in Control Payment as a result of a Change in Control having occurred during the term of the Severance Agreement followed by a termination of the Employee’s employment after November 1, 2013 other than a Termination for Cause, then the amount of the Change in Control Payment that would otherwise be payable to the Employee under this circumstance shall be reduced by the amount of the Retention Payment; and (B) if the Employee receives the Retention Payment and, prior to November 1, 2013, becomes entitled to receive the Termination Payment, then no amount shall be payable to the Employee for the Change in Control Payment under any circumstance, regardless of whether a Change in Control occurs during the term of the Severance Agreement.

(b) Continued Health Benefits. In the event the Employee’s employment with the Bank terminates on or before November 1, 2013, other than a Termination for Cause, the Bank shall provide such health insurance benefits during the remaining term of the Severance Agreement as the Bank maintained for the Employee at the Date of Termination (as defined in the Severance Agreement) on terms as favorable to the Employee as applied at the Date of Termination. The provision of the foregoing benefit, if received by the Employee, shall be in lieu of, and not in addition to, the health insurance benefits to which the Employee might otherwise be entitled to receive under clause (2) of Section 3(a) of the Severance Agreement in the event of a Change in Control during the term of the Severance Agreement.

(c) Clarification of Severance Agreement Terms. Notwithstanding anything herein or in the Severance Agreement to the contrary, (1) no payment shall be made under the Severance Agreement unless the Employee’s termination of employment qualifies as a “separation from service” within the meaning of Section 3(b) hereof, and (2) if at the time of the Employee’s termination of employment [he/she] is a “specified employee” within the meaning of Section 3(b) hereof, then Section 3(a) of this Agreement shall apply to any payments due under the Severance Agreement.

2. Waiver and Release of Claims. Employee, on behalf of [himself/herself] and for anyone else who may make a claim on behalf of or through Employee (including, without limitation, the Employee’s past, present and future heirs, family members, executors, administrators, distributees, devisees, legatees, representatives, agents, attorneys and assigns), hereby knowingly, voluntarily and irrevocably waives and forever releases and discharges the Company and the Bank and their respective subsidiary companies, affiliates, operating groups, their respective predecessors, successors and assigns, and their respective current and former officers, directors, employees, trustees, shareholders, members, partners, attorneys, agents, representatives, benefit plan administrators and successors and assigns of the foregoing (“Released Parties”) from (i) any and all claims, causes of action, demands, lawsuits, or other charges whatsoever (collectively, “Claims”), known or unknown, directly or indirectly related to, arising out of or resulting from Employee’s rights to benefits under Section 3(a) of the Severance Agreement, to the extent the Employee receives benefits in lieu thereof pursuant to Section 1 of this Modification Agreement, and (ii) any and all other known and unknown Claims to compensation or other payments directly or indirectly related to, arising out of or resulting from the Private Placement, other than any benefits to which the Employee is entitled under Section 1 of this Modification Agreement. The Employee hereby represents that the Employee has not assigned any claims or filed or initiated any legal proceedings against any of the Released Parties.

It is understood and agreed that the release contained in the immediately preceding paragraph extends to all claims of whatever nature, known or unknown, and includes all rights under Section 1542 of the Civil Code of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims to the extent provided herein, the Employee expressly acknowledges that this Modification Agreement also includes in its effect, without limitation, all claims that the Employee does not know or suspect to exist in the Employee’s favor at the time of execution hereof, and that this Modification Agreement contemplates the extinguishment of any and all such claim(s).

3. Section 409A.

(a) Notwithstanding anything to the contrary in this Modification Agreement, if at the time of the Employee’s termination of employment, the Employee is a “specified employee,” as defined below, any and all amounts payable under Section 1 of this Modification Agreement on account of such termination of employment that constitute “nonqualified deferred compensation” under Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance of general applicability issued thereunder (“Section 409A”) and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Employee’s death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code. To the extent that amounts the Employee receives as compensation under Section 1 can be treated as paid under a “separation pay plan” described in Treasury Regulation Section 1.409A-1(b)(9) then, to the extent permitted under Section 409A, such compensation shall be treated as first made from the separation pay plan.

(b) For purposes of Section 1 of this Modification Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Bank to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of the Bank.

(c) Each payment made under this Modification Agreement shall be treated as a separate payment and the right to a series of installment payments under this Modification Agreement shall be treated as a right to a series of separate payments.

(d) The parties acknowledge and agree that, to the extent applicable, this Modification Agreement shall be interpreted to comply with Section 409A and the Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued in the future. The parties shall cooperate in good faith and take all steps reasonably necessary and practicable consistent with the terms of this Modification Agreement to comply with the requirements of Section 409A in order to avoid income inclusion under Section 409A or the imposition of taxes thereunder.

4. Continued Applicability of Severance Agreement. Except to the extent modified by this Modification Agreement, the provisions of the Severance Agreement shall remain in full force and effect for the remaining term of the Severance Agreement. Notwithstanding anything herein to the contrary, the provisions of Sections 3(b)-(e) and 4-13 of the Severance Agreement shall apply to this Modification Agreement and any payments or other benefits provided hereunder to the same extent as if the provisions of this Modification Agreement were expressly made part of the Severance Agreement.

5. Counterparts. This Modification Agreement may be signed in counterparts each of which shall be deemed an original, but which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to Modify Severance Benefits as of the date first above written.

PACIFIC TRUST BANK
By:	—
Name:
Title:
Employee:
—